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                                                                   EXHIBIT 10.29

                               Mafco Holdings Inc.
                               35 East 62nd Street
                            New York, New York 10021


                                                      June 27, 2002


Panavision Inc.
6219 De Soto Avenue
Woodland Hills, California

Gentlemen:

            Mafco Holdings, Inc., a Delaware corporation ("Mafco"), and Panavision Inc., a Delaware corporation ("Panavision"), hereby agree that Panavision will issue to Mafco, or a wholly owned subsidiary of Mafco, 49,199 shares of Series B Cumulative Pay-in-Kind Preferred Stock, par value $.01 per share, of Panavision (the "Series B Preferred Stock"), in exchange for $37,726,000 principal amount of 9 5/8% Senior Subordinated Discount Notes Due 2006 of Panavision (the "Notes"), on which there is approximately $1.8 million of accrued and unpaid interest, and $10,000,000 in cash. The Series B Preferred Stock will have the terms set forth in the term sheet attached hereto as Exhibit A.

            In addition, Mafco agrees to indemnify and hold harmless Panavision from and against all losses or liabilities arising from the Instrument of Assignment and Assumption, between Mafco and Panavision, to be executed on June 28, 2002, including with respect to the obligation to make the Option Payment (as defined in such Instrument of Assignment and Assumption).

            In connection with the transactions contemplated by this letter agreement (the "Letter Agreement"), Mafco represents and warrants that:

      1. Mafco is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

      2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by Mafco will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Mafco, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Mafco is a party or by which Mafco or any of its property is bound or to which it is subject;

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      3.    Mafco has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Mafco of this Letter Agreement has been duly authorized;

      4. This Letter Agreement has been duly and validly executed and delivered by Mafco and constitutes the legal, valid and binding obligation of Mafco, enforceable against Mafco in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and
            (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

      5. The transfer of the Notes will effectively vest in Panavision good, valid and marketable title to the Notes, free and clear of all Encumbrances whatsoever, except for any Encumbrances arising under the Securities Act of 1933 (the "Securities Act") or state securities laws. As used in this Letter Agreement, the term "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

            In connection with the transactions contemplated by this Letter Agreement, Panavision represents and warrants that:

      1. Panavision is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

      2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by Panavision will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Panavision, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Panavision is a party or by which Panavision or any of its property is bound or to which it is subject;

      3. Panavision has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Panavision of this Letter Agreement has been duly authorized;



                                       2

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      4.    This Letter Agreement has been duly and validly executed and delivered by Panavision and constitutes the legal, valid and binding obligation of Panavision, enforceable against Panavision in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

      5. The shares of Series B Preferred Stock being issued pursuant to this Letter Agreement have been duly authorized by all necessary corporate action on the part of Panavision, and the shares of Series B Preferred Stock being issued pursuant to this Letter Agreement will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and state securities laws, and the issuance of such shares is not subject to preemptive or subscription rights of any stockholder of Panavision.

            Upon delivery of the Notes and $10,000,000 in cash in exchange for 49,199 shares of Series B Preferred Stock, Panavision and Mafco shall execute and deliver a cross receipt in the form attached hereto as Exhibit B.



                                       3

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            If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this Letter Agreement.



                                             Very truly yours,

                                             MAFCO HOLDINGS INC.



                                             By: /S/ TODD J. SLOTKIN
                                                 -----------------------
                                             Name: Todd J. Slotkin
                                             Title: Executive Vice President and
                                                    Chief Financial Officer


ACCEPTED AND AGREED TO:

PANAVISION INC.



By: /S/ JOHN S. FARRAND
    -------------------------
Name: John S. Farrand
Title: President and
       Chief Executive Officer



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                                                                       EXHIBIT A
                                                                       ---------

                 SERIES B CUMULATIVE PAY-IN-KIND PREFERRED STOCK
                 -----------------------------------------------

Issuer.......................   Panavision Inc. (the "Company").

Security.....................   Shares of newly-issued Series B Cumulative
                                Pay-in-Kind Preferred Stock (the "Preferred
                                Stock").

Liquidation Preference.......   Per share liquidation preference equal to $49.5
                                million divided by the number of shares of Preferred Stock initially issued.

Mandatory Redemption.........   None.

Optional Redemption..........   All or any portion of the outstanding Preferred
                                Stock may be redeemed by the Company at its option at any time at a price per share equal to the Liquidation Preference plus accrued and unpaid dividends.

Dividends....................   Cumulative dividends at a rate of 10% per share
                                of Preferred Stock per annum (the "stated dividend"), payable at the option of the Company in cash, additional shares of Preferred Stock or a combination thereof, quarterly on each March 31, June 30, September 30 and December 31, prior to the payment of any dividends in respect of such quarter on junior securities.

Conversion Rights............   None.

Ranking......................   The Preferred Stock will rank, with respect to
                                dividend rights and rights upon liquidation, winding up or dissolution, senior to the common stock and Series A Preferred Stock of the Company.

Voting Rights................   Non-voting.





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Merger, Consolidation and
Sale of Assets...............   The Company may not consolidate or merge with,
                                or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (each such transaction is referred to as a "Fundamental Transaction") to any person unless (x) in the case of a consolidation or merger, the Company is the surviving entity and the Preferred Stock remains outstanding following such transaction or (y) if the Company is not the surviving entity, in the case of a consolidation or merger, or is the transferor of all or substantially all of its assets, the transferee of assets or the surviving entity, as the case may be, assumes the obligation to exchange the Preferred Stock for securities of such surviving entity or the Company, as the case may be, having the same rights, powers and preferences as the Preferred Stock had immediately prior to such transaction; provided that in the event of a Change of Control (as defined in the Panavision Indenture), then the holders of the Preferred Stock will receive an amount in cash equal to the Liquidation
                                Preference of the Preferred Stock plus accrued but unpaid dividends. The Company's obligation to redeem the Preferred Stock pursuant to this provision only becomes operative after the Company has first complied with Section 4.08 of the Panavision Indenture, including the purchase of any Panavision Notes tendered pursuant thereto.

Transfer Restrictions........   None.

Registration Rights..........   The holder of the Preferred Stock will have
                                unlimited demand and piggyback registration rights with respect to the Preferred Stock, at the Company's expense, in each case subject to customary cutbacks and blackout periods.





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                                                                       EXHIBIT B
                                                                       ---------


                                  CROSS RECEIPT


         Panavision hereby acknowledges delivery of $37,726,000 principal amount of 9 5/8% Senior Subordinated Discount Notes Due 2006 of Panavision and $10,000,000 in cash in satisfaction of Mafco's obligations under the Letter Agreement.


PANAVISION INC.


By:    /S/ JOHN S. FARRAND
    ---------------------------
Name: John S. Farrand
Title: President and
       Chief Executive Officer


         Mafco hereby acknowledges delivery 49,199 shares of Series B Cumulative Pay-in-Kind Participating Preferred Stock of Panavision in satisfaction of Panavision's obligations under the Letter Agreement.


MAFCO HOLDINGS INC.


By:    /S/ TODD J. SLOTKIN
    ---------------------------
    Name: Todd J. Slotkin
    Title: Executive Vice President and
           Chief Financial Officer